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                                                                  EXHIBIT 1.4


                     SECRETARY'S CERTIFICATION OF RESOLUTION

     I, Nori L. Gabert, Secretary of Common Sense Trust, a Massachusetts business trust organized and existing under the laws of the Commonwealth of Massachusetts, do hereby certify that the following resolution is a true and correct copy of the resolution adopted by a majority of the Trustees on December 3, 1991, and that such resolution is now in full force and effect.

               RESOLVED, that the deletion of Section 4.1(k) of the Agreement and Declaration of Trust ("Declaration of Trust") of Common Sense Trust and the phrase in Section 9.4 of the Declaration of Trust of Common Sense Trust which reads "as well as the certificates called for by Section 4.1(k) hereof as to changes in the Trustees" be, and hereby are, authorized and approved; and be it

               FURTHER RESOLVED, that the proper officers of Common Sense Trust are hereby authorized and directed to take all necessary action to file the amendments to the Agreement and Declaration of Trust with the Commonwealth of Massachusetts and any other place required by law.

     WITNESS MY HAND and the seal of this Fund this 8th day of January, 1992.



                                   s/Nori L. Gabert
                                   ---------------------------------------
                                   Nori L. Gabert
                                   Secretary